Exhibit 2

1Q19Update Includes Capital, Funding&Credit Quality 18 February 2019 Westpac Banking Corporation | ABN 33 007 457 141 Financial results based on cash earnings unless otherwise stated. Investor Discussion Pack for definition. Refer to the 2018 Full Year This document should be read in conjunction with Westpac’s Pillar 3 Report December 2018, incorporating the requirements of APS330. All comparisons in this document refer to 31 December 2018 compared to 30 September 2018 (unless otherwise stated)

Summary of 1Q19 Overview 2 • 1Q19 net profit after tax (statutory) of $1.95bn (cash earnings adjustments $0.09bn, mostly related to fair value • Australian mortgage 90+ day delinquencies 0.76% (up 4bps over the quarter) 1 Remediation includes provisions for customer refunds and payments and associated costs and estimated litigation costs. 2 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. 3 TCE is Total committed exposure. 4 The models for the implementation of these standards are still to be finalised and so current changes associated with implementation are still preliminary and may change. Westpac Group 1Q19 Update 1Q19 cash earnings (unaudited) •1Q19 cash earnings of $2.04bn, up 6.9% on 2H18 quarterly average (0.5% lower than 2H18 average excluding $281m of remediation1 provisions) losses on economic hedges) •1Q19 includes no material remediation provisions and associated costs Well positioned for ‘unquestionably strong’ •Common equity Tier 1 (CET1) capital ratio 10.4% at 31 Dec 2018 •Down from 10.6% at 30 Sep 2018 as capital generated over the quarter and other capital movements were more than offset by the 2H18 dividend (net of shares issued for the dividend reinvestment plan) •Risk weighted assets (RWA) down ($5.8bn, 1.4%); credit RWAs down $1.6bn and non-credit RWA down $4.2bn. The implementation of AASB 9 reduced credit RWA by $3.9bn •Internationally comparable2 CET1 capital ratio was 15.8% at 31 Dec 2018 Credit quality remains sound •Credit quality metrics remain near cyclical lows •Level of impaired assets stable with no new individual impaired loans over $10m in the quarter. Stressed assets to TCE3 1.14%, up 6bps (AASB 9 adoption added 7bps) •Australian unsecured 90+ day delinquencies increased to 1.83% (up 10bps over the quarter) Australian mortgage portfolio •Interest only lending was 32% of portfolio at 31 Dec 2018 (down from 35% at 30 Sep 2018) •Investor lending growth, using APRA extended definition, 0.8% pa Sound funding/liquidity position •Liquidity coverage ratio (LCR) 128%, net stable funding ratio (NSFR) 112% •$16bn term funding raised during 4 months to 31 January 2019 Estimated impact on key metrics from adoption of AASB 9 and AASB 154 •Minimal impact to the CET1 ratio (+2bps) from AASB 9. No impact to CET1 ratio on transition to AASB 15 •Lifted accounting impairment provisions by $974m, reduced RWA by $3.9bn, and increased stressed assets •Small impact on various asset quality metrics

AASB 9 impacts

AASB 9 | 3

Westpac implemented AASB 9 from 1 October 2018. As the models associated with implementation are still to be finalised, the impact for Westpac of AASB 9 may change. Final details will be provided as part of Westpac's 1H19 update

Impacted items	Estimated change	Detail
Impairment provisions	Total provisions $974m higher	• No change in individually assessed provisions • Collectively assessed provisions $974m higher due to forward looking factors and lifetime expected credit loss changes on loans classified as stage 2
Retained earnings	$682m lower	• Retained earnings transferred to provisions
Deferred tax asset	$292m higher	• $292 million added to the deferred tax asset • The deferred tax asset is a capital deduction
Regulatory expected loss capital deduction	$274m lower	• Increase in impairment provisions reduces the regulatory expected loss capital deduction
General reserve for credit losses adjustment (GRCL)	No longer required ($356m reduction)	• GRCL was a capital deduction
Credit RWA	$3.9bn lower	• Credit RWA for defaulted loans are lower because the increase in accounting provisions against these loans releases the equivalent capital previously held in credit RWA
Stressed assets	$769m higher	• More loans are now classified in the watchlist and substandard category of stressed assets. Most of the changes are in the treatment of the small business portfolio
Performance metrics	Various	• Given the changes above, AASB 9 impacts a range of credit quality and provisioning ratios including provision coverage, stressed assets to TCE, and capital

Westpac Group 1Q19 Update

CET1 capital ratio, well positioned for ‘unquestionably strong’ Capital 4 Building for 1% unquestionably strong 10 1 Internationally comparable methodology aligns with the APRA study titled ‘International Capital Comparison Study’ dated 13 July 2015. 2 Domestic systemically important bank. 3 APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016. Westpac Group 1Q19 Update Sep-15 Dec-15 Mar-16 Jun-16 Sep-16 Dec-16 Mar-17 Jun-17 Sep-17 Dec-17 Mar-18 Jun-18 Sep-18 Dec-18 Capital ratios (%) Mar-18Sep-18Dec-18 CET1 capital ratio (%) and CET1 capital ($bn) Westpac CET1 capital (lhs, $bn) Westpac CET1 capital ratio (rhs, %) APRA industry guidelines 10.5% $bnDSIB2 buffer% 5512 5010.0 10.0 45 8 40mortgage RWA3 356 30 4 25 2 20 150 CET1 capital ratio10.510.610.4 Additional Tier 1 capital2.32.22.4 Tier 1 capital ratio12.812.812.8 Tier 2 capital2.01.92.0 Total regulatory capital ratio14.814.714.8 Risk weighted assets (RWA) ($bn)416425420 Leverage ratio5.85.85.7 Internationally comparable ratios1 Leverage ratio6.46.56.4 CET1 capital ratio16.116.115.8 10.610.6 10.2 10.5 10.110.1 10.5 10.410.4 9.59.5 9.3 Impact of APRA’s 45 44 44 44 changes to 43 42 40 41 39 38 38 37 37 34

Capital | 5

CET1 capital and RWA movements

CET1 capital ratio (% and bps)


Refer to slide 3 for details of estimated AASB 9 impacts
1Q19 earnings, RWA movements and other capital movements
10.63
2
10.65
(69)
47
10.43
30 Sep-18 APRA
AASB 9[2]
1 Oct-18 APRA
Final dividend (net of DRP)
Other
Dec-18 APRA

RWA movements ($bn)


415.7
425.4
(1.6)
1.4
(4.7)
(0.9)
419.6
Down 1.4%
Mar-18
Sep-18
Credit RWA
Market risk
IRRBB
Other
Dec-18

Credit RWA movements ($bn)

Chart does not add through due to rounding


Changes to PD models for Corporate[1]
361.4
362.7
(3.9)
2.0
1.9
(1.0)
(0.6)
361.2
Down 0.4%
Mar-18
Sep-18
AASB 9[2]
Business growth
FX impacts
Model change
Other
Dec-18

1 Probability of default. 2 The models for the implementation of this standard are still to be finalised and so current changes associated with implementation are still preliminary and may change.

Westpac Group 1Q19 Update

Funding | 6

Well progressed on FY19 term funding

1Q19 funding and liquidity highlights

- LCR 128% (133% at 30 September 2018)
- NSFR 112% (114% at 30 September 2018)
- $9.1bn in term funding issued in 1Q19. A further $6.7bn issued in January 2019
- The majority of 1Q19 new term issuance came in AUD and Euro. Benchmark transactions included A$2.75bn 5 year senior transaction, A$1.5bn 3 year senior transaction and A$1.4bn Additional Tier 1 transaction, as well as €1.0bn 2 year senior transaction and €1.0bn 5 year covered bond

Term debt issuance and maturity profile[1,2,5] ($bn)



Sub debt
Senior/Securitisation
Hybrid
Covered bond
Issuance
Maturities
33
31
42
37
32
9
24
30
32
23
18
11
27
FY14
FY15
FY16
FY17
FY18
1Q19
FY19 remaining
FY20
FY21
FY22
FY23
FY24
>FY24

New term issuance by tenor[2,3] (%)

Not all bars add to 100 due to rounding



5.8yrs
6.5yrs
4.2yrs
WAM4
43
30
17
8
2
47
30
10
7
7
16
49
17
18
>5years
5 years
4 years
3 years
2 years
1 year
FY17
FY18
1Q19

New term issuance by type (%)

Not all bars add to 100 due to rounding



8
5
4
18
66
4
5
5
13
73
16
17
67
Subordinated Debt
Hybrid
Securitisation
Covered Bonds
Senior Unsecured
FY17
FY18
1Q19

New term issuance by currency (%)

Not all bars add to 100 due to rounding



21
49
22
3
4
32
32
21
4
11
63
1
35
2
AUD
USD
EUR
GBP
Other
FY17
FY18
1Q19

1 Based on residual maturity and FX spot currency translation. Includes all debt issuance with contractual maturity greater than 13 months excluding US Commercial Paper and Yankee Certificates of Deposit. 2 Contractual maturity date for hybrids and callable subordinated instruments is the first scheduled conversion date or call date for the purposes of this disclosure. 3 Tenor excludes RMBS and ABS. 4 WAM is weighted average maturity. 5 Perpetual sub-debt has been included in >FY24 maturity bucket. Maturities exclude RMBS and ABS amortisation.

Westpac Group 1Q19 Update

Credit quality | 7

Well provisioned, credit quality remains sound

Total impairment provisions ($Sm)


Overlay
Collectively assessed provisions
Individually assessed provisions
Estimated AASB 9 transition
4,241
363
2,408
1,470
3,949
389
2,196
1,364
3,481
389
2,225
867
3,332
388
2,275
669
3,602
389
2,344
869
3,119
323
2,316
480
3,053
301
2,330
422
4,027
3,605
422
4,066
3,640
426
Sep-12
Sep-13
Sep-14
Sep-15
Sep-16
Sep-17
Sep-18
1-Oct-18
Dec-18

	Mar-18	Sep-18	1-Oct-18	Dec-18
Total provisions to gross loans (bps)	45	43	57	**57**
Impaired asset provisions to impaired assets (%)	46	46	47	**48**
Collectively assessed provisions to credit RWA (bps)	75	73	99	**101**

Stressed exposures as a % of TCE


Watchlist & substandard
90+ day past due and not impaired
Impaired
Estimated AASB 9 transition added 7bps
2.17
1.24
0.35
0.58
1.60
0.85
0.31
0.44
1.24
0.71
0.26
0.27
0.99
0.54
0.25
0.20
1.20
0.65
0.33
0.22
1.05
0.56
0.34
0.15
1.09
0.57
0.37
0.15
1.08
0.55
0.39
0.14
1.15
0.61
0.40
0.14
1.14
0.58
0.42
0.14
Sep-12
Sep-13
Sep-14
Sep-15
Sep-16
Sep-17
Mar-18
Sep-18
1-Oct-18
Dec-18

Movement in stress categories to TCE (bps)


108
7
115
0
2
(1)
(2)
114
Sep-18
AASB 9
1-Oct-18
Impaired
90+ dpd not impaired1
Substandard
Watchlist
Dec-18

1 Facilities 90 days or more past due date not impaired. These facilities, while in default, are not treated as impaired for accounting purposes.

Westpac Group 1Q19 Update

Credit quality areas of interest

Credit quality | 8

Mining (including oil and gas) portfolio

	Mar-18	Sep-18	Dec-18
Total committed exposures (TCE)	$9.3bn	$10.7bn	**$10.0bn**
Lending	$5.1bn	$5.7bn	**$5.4bn**
% of Group TCE	0.91	1.03	**0.96**
% of portfolio graded as stressed[1,2]	1.72	0.99	**0.92**
% of portfolio in impaired[2]	0.31	0.17	**0.12**

Retail trade portfolio

	Mar-18	Sep-18	Dec-18
Total committed exposures (TCE)	$15.5bn	$16.2bn	**$16.4bn**
Lending	$11.3bn	$11.6bn	**$11.2bn**
% of Group TCE	1.51	1.56	**1.57**
% of portfolio graded as stressed[1,2]	4.67	4.84	**4.60**
% of portfolio in impaired[2]	0.48	0.41	**0.47**

New Zealand dairy portfolio

	Mar-18	Sep-18	Dec-18
Total committed exposures (TCE)	NZ$6.1bn	NZ$6.3bn	**NZ$6.3bn**
Lending	NZ$5.8bn	NZ$6.0bn	**NZ$6.1bn**
% of Group TCE	0.55	0.55	**0.57**
% of portfolio graded as stressed[1,2]	14.94	11.90	**12.19**
% of portfolio in impaired[2]	0.47	0.36	**0.33**

Commercial property portfolio

	Mar-18	Sep-18	Dec-18
Total committed exposures (TCE)	$66.3bn	$67.6bn	**$67.6bn**
Lending	$51.1bn	$52.0bn	**$52.0bn**
% of Group TCE	6.48	6.51	**6.48**
% of portfolio graded as stressed[1,2]	1.74	1.66	**1.81**
% of portfolio in impaired[2]	0.28	0.23	**0.21**

1 Includes impaired exposures. 2 Percentage of portfolio TCE.

Westpac Group 1Q19 Update

Australian consumer unsecured lending, 3% of Group loans Credit quality 9 Australian consumer unsecured lending portfolio Mar-18 Sep-18 Dec-18 Australian consumer unsecured lending delinquencies increased over 1Q19 in part driven by operational issues in Collections 5 5 5 (consumer) unsecured Westpac Group 1Q19 Update Australian unsecured portfolio ($bn) Mar-18Sep-18Dec-18 222121 777 Credit cardsPersonal loansAuto loansTotal consumer 1099 90+ day delinquencies (%) by product Total unsecuredCredit cardsPersonal loansAuto Finance consumer lending 3.0Introduced new hardship treatment 2.0 1.0 0.0 Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18Dec-18 Lending$21.8bn$21.1bn$20.6bn 30+ day delinquencies (%)3.953.653.90 90+ day delinquencies (%)1.711.731.83 90+ day delinquencies (%) by State NSW/ACTVIC/TASQLDWASA/NT 3.0 2.0 1.0 0.0 Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18Dec-18

Australian mortgage portfolio continues to perform well Credit quality 10 Portfolio delinquencies (%) Australian mortgage delinquencies and properties in possession (PIPs) Mar-18 Sep-18 Dec-18 90+ day past due total 30+ day past due total 90+ day past due investor Loss rates 30+ day delinquencies (bps) 144 140 146 3.0 90+ day delinquencies (bps) 69 72 76 (includes impaired mortgages) 2.0 Consumer PIPs 398 396 444 The increase in Australian mortgage 90+ day delinquencies over 1Q19 was driven in part by operational issues in Collections, as well as a rise in arrears in WA and NSW Properties in possession continue to be mostly in WA and Qld, where a targeted collections approach remains in place 1.0 0.0 Jun-15 Dec-15 Jun-16 Dec-16 Jun-17 Dec-17 Jun-18 Dec-18 100 1Q19 drawdowns LVR at origination Portfolio LVR at origination Portfolio dynamic LVR 55 47 49 17 11 11 9 6 5 4 N/A 2 1 1 0 0 1 LVR at origination contains RAMS while dynamic LVR does not. Westpac Group 1Q19 Update Housing loan-to-value ratios (LVRs)1 (%) 80 60 40 20 17 15 14 16 20 0<=6060<=7070<=8080<=9090<=9595<=100>100 90+ day delinquencies by State (%) 3.0NSW/ACTVIC/TAS 2.0 1.0 0.0 Jun-15Dec-15Jun-16Dec-16Jun-17Dec-17Jun-18Dec-18 QLDWA SA/NTALL Introduced new hardship treatment Introduced new hardship treatment

Australian mortgage portfolio trends Credit quality 11 18 17 1 I/O is interest only mortgage lending. P&I is principal and interest mortgage lending. 2 New flow is based on APRA definition. 3 Excludes I/O loans that should have switched to P&I but for the previously announced mortgage processing error. 4 Investor is as per APRA extended definition used for reporting against the 10% cap. Westpac Group 1Q19 Update Scheduled I/O term expiry3 (% of total I/O loans currently outstanding) 21 0<1 Yr1<2 Yrs2<3 Yrs3<4 Yrs4<5 Yrs5<10 Yrs10 Yrs+ 16 12 9 7 Mortgage lending growth (%) Investor4Owner occupied 9.8 5.2 4.4 0.8 Oct-16Feb-17Jun-17Oct-17Feb-18Jun-18Oct-18 Switching from I/O to P&I1 ($m) Reached end of I/O periodCustomer initiated 3,788 1Q182Q183Q184Q181Q19 4,042 4,717 4,025 4,044 4,793 4,110 4,149 3,911 3,623 Proportion of I/O in total portfolio (%) Settlements – 23% of new flows2 Sep-17Mar-18Sep-18Dec-18 46 40 35 32

Appendix 1: Definitions – Credit quality Appendix and Disclaimer 12 Includes facilities where: Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held and includes: • contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in doubt 90 days past due and not impaired • • Impaired assets • • These facilities, while in default, are not treated as impaired for accounting purposes • Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the expected credit losses based on unbiased forward-looking information. It is a probability-weighted estimate, evaluating a range of possible outcomes taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Included in the collectively assessed provision is an economic overlay provision which is calculated based on changes in sectors of the economy or in the economy as a whole • Collectively assessed provisions (CAP) Includes 3 categories of facilities; watchlist and substandard, 90 days past due and not impaired and impaired assets Stressed assets Represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and Total committed exposures (TCE) Provisions raised for losses that have already been incurred on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement underwriting risk Individually assessed provisions or IAPs Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal Westpac Group 1Q19 Update

Appendix 1: Definitions – Capital and liquidity Appendix and Disclaimer 13 Committed liquidity facility (CLF) The RBA makes available to Australian Authorised Deposit-taking Institutions a CLF that, subject to qualifying conditions, can be accessed to meet LCR requirements under APS210 Liquidity Capital ratios As defined by APRA (unless stated otherwise) Internationally comparable regulatory capital ratios are Westpac’s estimated ratios after adjusting the capital ratios determined under APRA Basel III regulations for various items. Analysis aligns with the APRA study titled “International Capital Comparison Study” dated 13 July 2015 Internationally comparable ratios High quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%,. LCR is calculated as the percentage ratio of stock of HQLA and CLF over the total net cash out-flows in a modelled 30 day defined stressed scenario As defined by APRA (unless stated otherwise). Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures Liquidity coverage ratio (LCR) Leverage ratio The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100% Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset-backed risks (ie. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5 Net stable funding ratio (NSFR) Risk weighted assets or RWA Westpac Group 1Q19 Update Capital Liquidity

Investor Relations Team Contact us 14 www.westpac.com.au/investorcentre Head of Investor Relations Director Westpac Group 1Q19 Update Equity Investor Relations Andrew BowdenNicole MehalskiAnnual reports Presentations and webcasts +61 2 8253 4008+61 2 8253 16675 year financial summary andrewbowden@westpac.com.aunicole.mehalski@westpac.com.auPrior financial results Debt Investor Relations Jacqueline BoddyLouise Coughlan DirectorDirector (Rating Agencies) +61 2 8253 3133+61 2 8254 0549 jboddy@westpac.com.aulcoughlan@westpac.com.au Retail Shareholder Investor Relations Danielle StockRebecca Plackett Senior ManagerSenior Manager +61 2 8253 0922+61 2 8253 6556 danielle.stock@westpac.com.aurplackett@westpac.com.au Or email: investorrelations@westpac.com.au

Disclaimer 15 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s 2018 Full Year Financial Results (incorporating the requirements of Appendix 4E) for the twelve months ended 30 September 2018 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, ‘aim’, or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s 2018 Full Year Financial Results (incorporating the requirements of Appendix 4E) for the twelve months ended 30 September 2018 (or Annual Report for the year ended 30 September 2018) available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. Westpac Group 1Q19 Update